EXHIBIT 12
1996 Form 10-K




       Southern New England Telecommunications Corporation
                         Computation of
               Ratio of Earnings to Fixed Charges




Dollars in Millions, For the Year Ended December 31,                 1996

Income before income taxes                                          $300.4

Add:
   Interest on indebtedness                                           88.2
   Portion of rents representative of
     the interest factor                                               7.0

Earnings before fixed charges and income taxes (1)                  $395.6

Fixed charges
   Interest charges                                                 $ 95.4
   Portion of rents representative of
     the interest factor                                               7.0

Fixed charges (2)                                                   $102.4

Ratio of earnings to fixed charges [(1) divided by (2)]               3.86